As filed with the Securities and Exchange Commission on July 28, 2020

Registration No. 333-228938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT NO. 333-228938

UNDER THE SECURITIES ACT OF 1933

QUINTANA ENERGY SERVICES INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	82-1221944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Quintana Energy Services Inc.

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Christopher J. Baker

Chief Executive Officer

Quintana Energy Services Inc.

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Name, address and telephone number of agent for service)

Copy to:

Sarah Morgan

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: (713) 758-2977

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister all shares of common stock (the “Common Stock”), $0.01 par value per share, of Quintana Energy Services Inc. (the “Company”) that had been registered and remain unsold under the Registration Statement on Form S-1 (No. 333-228938), pertaining to the registration of 25,654,384 shares of Common Stock by the selling stockholders named therein (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2018.

On May 3, 2020, the Company, KLX Energy Services Holdings, Inc., a Delaware corporation (“KLXE”), Krypton Intermediate LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of KLXE, and Krypton Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of KLXE (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the companies will combine in an all-stock merger transaction. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into QES (the “Merger”), with QES continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of KLXE. The Merger became effective on July 28, 2020, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statement as of the date of this Post-Effective Amendment. In that regard, and for the avoidance of doubt, any selling stockholders of the Company under the Registration Statement no longer own any shares of Common Stock as a result of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 28th day of July, 2020.

QUINTANA ENERGY SERVICES INC.

By:	/s/ Christopher J. Baker
Name: Christopher J. Baker
Title: Chief Executive Officer, President and Director

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.